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                                                                    EXHIBIT 99-2

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Ameren Corporation (Ameren) is a newly created holding company which will be registered under the Public Utility Holding Company Act of 1935 (PUHCA). In December 1997, Union Electric Company (AmerenUE) and CIPSCO Incorporated (CIPSCO) combined to form Ameren, with AmerenUE and CIPSCO's subsidiaries, Central Illinois Public Service Company (AmerenCIPS) and CIPSCO Investment Company (CIC) becoming wholly-owned subsidiaries of Ameren (the Merger). In addition, Ameren, as a result of the Merger, has a 60 percent ownership interest in Electric Energy, Inc. (EEI), which is consolidated for financial reporting purposes. Upon consummation of the Merger, the common stockholders of AmerenUE and CIPSCO received one and 1.03 shares, respectively, of Ameren common stock, par value $.01 per share, and became common stockholders of Ameren.

The Merger is accounted for as a pooling-of-interests, and the Supplemental Consolidated Financial Statements included in this Form 8-K, in lieu of pro forma financial statements as required by Article ll, "Pro Forma Financial Information" of Regulation S-X, are presented as if the Merger were consummated as of the beginning of the earliest period presented. However, the Supplemental Consolidated Financial Statements are not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of the future results of operations, financial position or cash flows.

References to the Company are to Ameren on a consolidated basis; however, in certain circumstances, the subsidiaries are separately referred to in order to distinguish between their different business activities.

RESULTS OF OPERATIONS

EARNINGS
Earnings for 1996, 1995, and 1994 were $372 million ($2.71 per share), $373 million ($2.72 per share), and $391 million ($2.85 per share), respectively. Earnings and earnings per share fluctuated due to many conditions, primarily: weather variations, electric rate reductions, competitive market forces, credits to electric customers, sales growth, fluctuating operating costs, including the Callaway Plant nuclear refueling outages, merger-related expenses, changes in interest expense and changes in income and property taxes.

ELECTRIC OPERATIONS
The impacts of the more significant items affecting electric revenues and operating expenses during the past three years are analyzed and discussed below:

Electric Revenues                                                  Variations from Prior Year
-----------------------------------------------------------------------------------------------------
(Millions of Dollars)                                           1996           1995         1994
-----------------------------------------------------------------------------------------------------

Rate variations                                                $(20)          $(14)        $ --
Credit to customers                                             (15)           (33)          --
Effect of abnormal weather                                      (68)            63          (45)
Growth and other                                                107             51           50
Interchange sales                                                51            (13)         (11)
EEI                                                              (2)           (76)          25
-----------------------------------------------------------------------------------------------------
                                                               $ 53           $(22)        $ 19
-----------------------------------------------------------------------------------------------------

The increase in 1996 electric revenues was primarily due to a 4 percent increase in kilowatthour sales over the prior year, partly offset by the 1.8 percent rate decrease for Missouri electric customers and the net increase in Missouri electric customer credits recorded in 1996 versus 1995. See Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements for further information. The kilowatthour sales increase reflected strong economic growth in the service area and increased interchange sales opportunities, partially offset by milder weather during the period. Residential and industrial sales each rose 2 percent over 1995, while commercial sales grew 3 percent and interchange sales increased 9 percent.

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The decrease in 1995 electric revenues was primarily the result of decreased sales to the Department of Energy by EEI, a one-time $30 million credit to Missouri electric customers, a rate decrease in Missouri, and a 13 percent decline in interchange sales due to decreased interchange sales opportunities. See Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements for further information. This decrease was partially offset by increased retail kilowatthour sales, mainly due to the unusually hot weather in the third quarter of 1995, compared to 1994, and sales growth reflecting the Company's healthy service area economy. Weather-sensitive residential and commercial sales increased 6 percent and 3 percent, respectively, over 1994, and industrial sales grew 2 percent.

The increase in 1994 electric revenues reflected growth in sales to commercial and industrial customers of 3 percent each, partially offset by reduced sales to residential customers of 3 percent, primarily due to milder weather in the first and third quarters of 1994, compared to 1993.

Fuel and Purchased Power                                                Variations from Prior Year
----------------------------------------------------------------------------------------------------------
(Millions of Dollars)                                              1996            1995            1994
----------------------------------------------------------------------------------------------------------

Fuel:
    Variation in generation                                       $ 43             $(10)           $ 58
     Price                                                         (14)               2             (73)
     Generation efficiencies and other                               2                3              (2)
Purchased power variation                                            2                9             (47)
EEI                                                                 23              (42)             (3)
----------------------------------------------------------------------------------------------------------
                                                                  $ 56             $(38)           $(67)
----------------------------------------------------------------------------------------------------------

The increase in 1996 fuel and purchased power costs was driven mainly by higher kilowatthour sales, partially offset by lower fuel prices due to the use of lower cost coal. The decrease in 1995 fuel and purchased power costs reflected decreased sales by EEI, partly offset by greater retail kilowatthour sales during the hot 1995 summer and the need for replacement power during the Callaway Plant's spring nuclear refueling outage. The decrease in 1994 fuel and purchased power costs reflected lower fuel prices, resulting from the increased use of low-sulfur coal at the Company's fossil-fueled power plants. Higher generation, due largely to the availability of the Callaway Plant resulting from the absence of a refueling outage in 1994, was offset in part by reduced purchased power costs.

GAS OPERATIONS
The increase in 1996 gas revenues of $37 million was primarily the result of higher gas prices and increased sales due to colder weather. Residential, commercial, and industrial dekatherm sales increased 13 percent, 17 percent and 7 percent, respectively, in 1996 versus 1995. Gas revenues decreased $7 million in 1995 as a result of lower prices and lower commercial and industrial dekatherm sales of 3 percent and 25 percent, respectively, partly offset by a 2 percent increase in weather-sensitive residential dekatherm sales from colder weather in 1995 versus 1994. In 1994, gas revenues decreased $21 million primarily as a result of decreased sales due to milder weather and lower gas prices. Dekatherm sales to residential and commercial customers decreased 8 percent and 6 percent, respectively, compared to 1993, while industrial sales remained unchanged.

The $35 million increase in 1996 gas costs was primarily the result of a combination of increased demand due to colder weather, coupled with an increase in the price paid for gas in 1996 versus 1995. The decrease in 1995 gas costs of $20 million was predominantly due to lower gas prices in 1995, compared to 1994. In 1994, gas costs decreased $12 million primarily due to milder weather and lower gas prices in 1994 versus 1993.

OTHER OPERATING EXPENSES
Other operating expense variations in 1994 through 1996 reflected recurring factors such as growth, inflation, labor and benefit increases. In 1996, other operations expenses increased $2 million primarily due to increases in employee benefits, injuries and damages, and consulting expenses. In 1995, other operations expenses increased $7 million mainly due to increases in labor and material and supplies expenses, as well as the occurrence of several one-time costs, including costs relating to a voluntary separation program and write-offs of system development costs. These increases were partly offset by decreases in employee benefits, injuries and damages and insurance expenses. The decrease of $24


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million in other operations expenses in 1994 is primarily the result of EEI electing to record in 1993 a $25 million one-time charge in conjunction with its adoption of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions."

In 1996, maintenance expenses decreased $5 million primarily due to lower scheduled power plant maintenance, partly offset by increased labor expenses at Callaway and fossil plants. In 1995, maintenance expenses increased $26 million, mainly due to scheduled power plant maintenance expenses partially offset by reduced distribution system maintenance expenses. Callaway Plant's maintenance expenses increased $17 million primarily due to the spring 1995 nuclear refueling outage. Maintenance expenses at other power plants increased primarily due to scheduled maintenance outages. In 1994, maintenance expenses increased $12 million, mainly caused by additional maintenance expenses at fossil plants and greater tree-trimming expenses, partly offset by lower Callaway Plant maintenance expenses (no refueling outage in 1994) and reduced labor expenses.

Depreciation and amortization expense increased $12 million in 1996, $11 million in 1995 and $16 million in 1994, due to increased depreciable property.

TAXES
Income tax expense from operations decreased $9 million in 1996 principally due to lower pretax income. Income tax expense decreased $2 million in 1995 primarily due to lower pretax income partially offset by a higher effective income tax rate. In 1994 income tax expense increased $26 million as a result of higher pretax income.

In 1996, other taxes charged to operating expenses increased $2 million due to increased property and payroll taxes. In 1995, other taxes charged to operating expenses increased $2 million due to increased gross receipts taxes from greater electric revenues and increased property taxes. In 1994, other taxes charged to operating expenses rose $5 million due to increased property taxes and greater corporate franchise taxes.

OTHER INCOME AND DEDUCTIONS
Miscellaneous, net increased $1 million for 1996, primarily due to reduced merger-related expenses. Miscellaneous, net decreased $11 million for 1995, primarily due to increased merger-related expenses. Merger-related expenses totaled $13 million and $14 million in 1996 and 1995, respectively. See Note 1 - Summary of Significant Accounting Policies under Notes to Supplemental Consolidated Financial Statements for further information. Miscellaneous, net decreased $9 million for 1994, primarily due to increased charitable contributions.

INTEREST
Interest expense increased $2 million for 1996 primarily due to a greater amount of short-term debt outstanding, offset by lower rates on variable-rate long-term debt. In 1995, interest expense declined $5 million as decreases in other interest expense were partly offset by higher interest rates on variable long-term debt. In 1994, interest expense increased $13 million generally due to a greater amount of total debt outstanding and overall higher interest rates on variable-rate debt.

BALANCE SHEET
The $51 million increase in other current liabilities at December 31, 1996, compared to December 31, 1995, was primarily due to the timing of the payments of the $47 million Missouri electric customer credit. See Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements for further information.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities totaled $786 million for 1996, compared to $792 million and $708 million in 1995 and 1994, respectively.

Cash flows used in investing activities totaled $481 million, $468 million, and $485 million for the years ended December 31, 1996, 1995 and 1994, respectively. Expenditures in 1996 for constructing new or to improve existing facilities, purchasing rail cars and complying with the Clean Air Act were $436 million. In addition, the Company spent $51 million to acquire nuclear fuel.



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The Company's need for additional base load electric generating capacity is not anticipated until after the year 2013. Under Title IV of the Clean Air Act Amendments of 1990, the Company is required to reduce total sulfur dioxide emissions significantly by the year 2000. Significant reductions in nitrogen oxide are also required. By switching to low-sulfur coal and early banking of emissions credits, the Company anticipates that it can comply with the requirements of the law without significant revenue increases because the related capital costs are largely offset by lower fuel costs. As of year-end 1996, estimated remaining capital costs expected to be incurred pertaining to Clean Air Act-related projects totaled $76 million. Construction expenditures are expected to be about $370 million in 1997. For the five-year period 1997-2001, construction expenditures are estimated at $1.7 billion. This estimate does not include any construction expenditures which may be incurred by the Company to meet new air quality standards for ozone and particulate matter, as discussed below.

In July 1997, the United States Environmental Protection Agency (EPA) issued final regulations revising the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are still being developed, it is believed that the revised standards will require significant additional reductions in nitrogen oxide and sulfur dioxide emissions from coal-fired boilers. In October 1997, the EPA announced that Missouri and Illinois are included in the area targeted for nitrogen oxide emissions reductions as part of their regional control program. Reduction requirements in nitrogen oxide emissions from the Company's coal-fired boilers could exceed 80 percent from 1990 levels by the year 2002. Reduction requirements in sulfur dioxide emissions may be up to 50 percent beyond that already required by Phase II acid rain control provisions of the 1990 Clean Air Act Amendments and are anticipated to be required by 2007. Because of the magnitude of these additional reductions, the Company could be required to incur significantly higher capital costs to meet future compliance obligations for its coal-fired boilers or purchase power from other sources, either of which could have significantly higher operating and maintenance expenditures associated with compliance. At this time the Company is unable to determine the impact of the revised air quality standards on the Company's future financial condition, results of operations or liquidity.

The United States and other countries are discussing possibilities for an international treaty to address the issue of "global warming." The Company is unable to predict what agreements, if any, will be adopted. However, most of the proposals under discussion could result in significantly higher capital costs and operations and maintenance expenditures by the Company. At this time, the Company is unable to determine the impact of these proposals on the Company's future financial condition, results of operations or liquidity.

See Note 11 - Callaway Nuclear Plant under Notes to Supplemental Consolidated Financial Statements for a discussion of Callaway Plant decommissioning costs.

Cash flows used in financing activities were $296 million for 1996, compared to $325 million and $226 million for 1995 and 1994, respectively. The Company's principal financing activities during 1996 included the redemption of $35 million of first mortgage bonds and $18 million of short-term debt bank loans and the payment of dividends. In addition, on December 16, 1996, AmerenUE issued $66 million of Subordinated Deferrable Interest Debentures, 7.69 percent Series, due 2036. AmerenUE used the proceeds to redeem certain series of preferred stock in January 1997.

The Company plans to continue utilizing short-term debt to support normal operations and other temporary requirements. AmerenUE and AmerenCIPS are authorized by the Federal Energy Regulatory Commission (FERC) to have up to $600 million and $150 million, respectively, of short-term unsecured debt instruments outstanding at any one time. Short-term borrowings consist of bank loans (maturities generally on an overnight basis) and commercial paper (maturities generally within 10 to 45 days). At December 31, 1996, the Company had committed bank lines of credit aggregating $257 million (of which $246 million were unused at such date) which make available interim financing at various rates of interest based on LIBOR, the bank certificate of deposit rate or other options. The lines of credit are renewable annually at various dates throughout the year. At year-end, the Company had $69 million of short-term borrowings.

AmerenCIPS has registration statements covering $200 million of first mortgage bonds and medium-term notes filed with the Securities and Exchange Commission
(SEC). AmerenCIPS' mortgage indenture


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limits the amount of first mortgage bonds which may be issued. At December 31,
1996, AmerenCIPS could have issued about $480 million of additional first mortgage bonds under the indenture, assuming an annual interest rate of 7.75 percent. Additionally, AmerenCIPS' articles of incorporation limit amounts of preferred stock which may be issued. Assuming a preferred dividend rate of 6.50 percent, the utility could have issued all $185 million of authorized but unissued preferred stock as of year-end. AmerenUE has registration statements covering $160 million of long-term debt filed with the SEC. In addition, AmerenUE has registration statements filed with the SEC covering $100 million of preferred stock. AmerenUE also has bank credit agreements due 1999 which permit the borrowing of up to $300 million and $200 million on a long-term basis. At December 31, 1996, no such borrowings were outstanding.

Additionally, AmerenUE has a lease agreement which provides for the financing of nuclear fuel. At December 31, 1996, the maximum amount which could be financed under the agreement was $120 million. Cash provided from financing for 1996 included issuances under the lease for nuclear fuel of $44 million offset in part by $35 million of redemptions. At December 31, 1996, $106 million was financed under the lease. See Note 3 - Nuclear Fuel Lease under Notes to Supplemental Consolidated Financial Statements for further information.

RATE MATTERS

See Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements for further information.

CONTINGENCIES

Subsequent to the completion of a contract restructuring with a major coal supplier by AmerenCIPS, a group of industrial customers filed with the Illinois Third District Appellate Court (the Court) in February 1997 an appeal of the December 1996 order of the Illinois Commerce Commission (ICC) which approved, among other things, recovery of the restructuring payment and associated carrying costs (Restructuring Charges), incurred as a result of the restructuring, through the retail fuel adjustment clause (FAC). Additionally, in May 1997 the FERC approved recovery of the wholesale portion of the Restructuring Charges through the wholesale FAC.

As a result of the ICC and FERC orders, AmerenCIPS classified the $72 million of the Restructuring Charges made to the coal supplier in February 1997 as a regulatory asset and, through October 1997, recovered approximately $9.5 million of the Restructuring Charges through the retail FAC and from wholesale customers.

On November 24, 1997, the Court reversed the ICC's order, finding that the Restructuring Charges were not direct costs of fuel that may be recovered through the retail FAC, but rather should be considered as a part of a review of AmerenCIPS' aggregate revenue requirements in a full rate case. Restructuring Charges allocated to wholesale customers (approximately 16 percent of the total) are not in question as a result of the opinion of the Court. On December 8, 1997, AmerenCIPS requested a rehearing by the Court.

The Company is evaluating the impact of the Court decision on its financial statements. The Company cannot predict the ultimate outcome of this matter. If the Court's decision should ultimately prevail, AmerenCIPS will be required to cease recovery of the Restructuring Charges through the retail FAC, and could be required to refund any portion of those charges that had been collected through the retail FAC. The Company is also exploring other alternatives for recovery of the Restructuring Charges. The Company is currently evaluating the unamortized retail portion of the Restructuring Charges, which is currently classified as a regulatory asset, to determine if it continues to meet the criteria for the existence of an asset under Generally Accepted Accounting Principles (GAAP). If it is determined that such criteria are not met, the unamortized balance of the Restructuring Charges, approximately $36 million, net of tax, could be charged to earnings. The Company is also evaluating the revenues previously recovered in 1997 through the retail FAC to determine if a loss contingency, as defined under GAAP, is required. Such loss contingency ($5 million, net of tax) could also be charged to earnings. See Note 10 - Commitments and Contingencies under Notes to Supplemental Consolidated Financial Statements for further information.



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See Note 10 - Commitments and Contingencies under Notes to Supplemental
Consolidated Financial Statements for other material issues existing at December 31, 1996.

DIVIDENDS

Common stock dividends paid in 1996 resulted in a payout rate of 88% of the Company's earnings to common stockholders. Dividends paid to common stockholders in relation to net cash provided by operating activities for the same period were 42%.

The Board of Directors does not set specific targets or payout parameters for dividend payments, however, the Board considers various issues including the Company's historic earnings and cash flow; projected earnings, cash flow and potential cash flow requirements; dividend increases at other utilities; return on investments with similar risk characteristics; and overall business considerations. It is currently anticipated that the Company will initially pay dividends on its common stock at AmerenUE's historical payment level, which was $2.54 per share on an annual basis prior to the consummation of the Merger.

ELECTRIC INDUSTRY RESTRUCTURING

Changes enacted and being considered at the federal and state levels continue to change the structure of the electric industry and utility regulation, as well as encourage increased competition. At the federal level, the Energy Policy Act of 1992 reduced various restrictions on the operation and ownership of independent power producers and gave the FERC the authority to order electric utilities to provide transmission access to third parties.

In April 1996, the FERC issued Order 888 and Order 889 which are intended to promote competition in the wholesale electric market. The FERC requires transmission-owning public utilities, such as AmerenUE and AmerenCIPS, to provide transmission access and service to others in a manner similar and comparable to that which the utilities have by virtue of ownership. Order 888 requires that a single tariff be used by the utility in providing transmission service. Order 888 also provides for the recovery of stranded costs, under certain conditions, related to the wholesale business.

Order 889 established the standards of conduct and information requirements that transmission owners must adhere to in doing business under the open access rule. Under Order 889, utilities must obtain transmission service for their own use in the same manner their customers will obtain service, thus mitigating market power through control of transmission facilities. In addition, under Order 889, utilities must separate their merchant function (buying and selling wholesale power) from their transmission and reliability functions.

The Company believes that Order 888 and Order 889, which relate to its wholesale business, will not have a material adverse effect on its financial condition, results of operations or liquidity.

In addition, certain states are considering proposals that would promote competition at the retail level. In December 1997, the Governor of Illinois signed the Electric Service Customer Choice and Rate Relief Law of 1997 (the
Act) providing for utility restructuring in Illinois. This legislation introduces price-based competition into the supply of electric energy in Illinois and will provide a less regulated structure for Illinois electric utilities. The Act includes a 5 percent residential electric rate decrease for the Company's Illinois electric customers, effective August 1, 1998. The Company may be subject to additional 5 percent residential electric rate decreases in each of 2000 and 2002 to the extent its rates exceed the Midwest utility average at that time. The Company's rates are currently below the Midwest utility average. The Company estimates that the initial 5 percent rate decrease will result in a decrease in annual electric revenues of about $13 million, based on estimated levels of sales and assuming normal weather conditions. Retail direct access, which allows customers to choose their electric generation supplier, will be phased in over several years. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. The Act also relieves the Company of the requirement in the ICC's Order issued in September 1997 (which approved the Merger), requiring AmerenUE and AmerenCIPS to file electric rate cases or alternative regulatory plans in Illinois following consummation of the Merger to reflect the effects of net merger savings. Other provisions of the Act include (1) potential recovery of a portion of a utility's stranded costs through a transition charge collected from customers who choose another electric supplier,


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(2) the option for certain utilities, including the Company, to eliminate the retail FAC applicable to their rates and to roll into base rates a historical level of fuel expense and (3) a mechanism to securitize certain future revenues related to stranded costs.

At this time, the Company is assessing the impact that the Act will have on its operations. The potential negative consequences resulting from the Act could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, related to the Company's Illinois jurisdictional assets. The provisions of the Act could also result in lower revenues, reduced profit margins and increased costs of capital. At this time, the Company is unable to determine the impact of the Act on the Company's future financial condition, results of operations or liquidity. (See
Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements.)

In Missouri, where 72 percent of the Company's retail electric revenues are derived, a task force appointed by the Missouri Public Service Commission (MoPSC) is investigating industry restructuring and competition and is scheduled to issue a report to the MoPSC in 1998. A joint legislative committee is also conducting hearings on these issues. Currently, retail wheeling has not been allowed in Missouri; however, the joint agreement approved by the MoPSC in February 1997 as part of its merger authorization includes a provision that required AmerenUE to file a proposal for a 100-megawatt experimental retail wheeling pilot program in Missouri. AmerenUE filed its proposal with the MoPSC in September 1997. This proposal is still subject to review and approval by the MoPSC.

The Company is unable to predict the timing or ultimate outcome of the electric industry restructuring initiatives being considered in the state of Missouri. In the state of Missouri, the potential negative consequences of industry restructuring could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, lower revenues, reduced profit margins and increased costs of capital. At this time, the Company is unable to predict the impact of potential electric industry restructuring matters in the state of Missouri on the Company's future financial condition, results of operations or liquidity. (See Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements for further information.)

INFORMATION SYSTEMS

The Year 2000 issue relates to computer systems and applications which currently use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems will recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.

The Company continues to assess the impact of the Year 2000 issue on its operations, including the development of final cost estimates for, and the extent of programming changes required to address this issue. At this time, the Company believes that the Year 2000 issue will not have a material adverse effect on its financial condition, results of operations or liquidity.

OUTLOOK

The Company's management and Board of Directors recognize that competition will continue to increase in the future, especially in the energy supply portion of our business. The introduction of competition into the markets, coupled with the impact of the revised air quality standards on the Company's operations, will result in numerous challenges and uncertainties for Ameren and the utility industry. At this time, the Company cannot predict the timing or impact of these matters on its future financial condition, results of operations or liquidity.

ACCOUNTING MATTERS

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities" (SOP 96-1). This statement establishes standards for the recognition, measurement, display and disclosure of environmental remediation liabilities. In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). This statement establishes standards for recognizing revenue on software transactions. SOP 96-1 is effective January 1, 1997, and SOP 97-2 is effective for transactions



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

entered into in fiscal years beginning after December 15, 1997. SOP 96-1 and SOP 97-2 are not expected to have a material effect on the Company's financial position or results of operations upon adoption.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure". SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 129 establishes standards for disclosing information about an entity's capital structure. In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 130 establishes standards for reporting and displaying of comprehensive income. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and interim reports to shareholders. SFAS 128 and SFAS 129 are effective for financial statements issued for periods ending after December 15, 1997. SFAS 130 and SFAS 131 are effective for fiscal years beginning after December 15, 1997. SFAS 128, SFAS 129, SFAS 130 and SFAS 131 are not expected to have a material effect on the Company's financial position or results of operations upon adoption.

EFFECTS OF INFLATION AND CHANGING PRICES

The Company's rates for retail electric and gas service are regulated by the MoPSC and the ICC. Non-retail electric rates are regulated by the FERC.

The current replacement cost of the Company's utility plant substantially exceeds its recorded historical cost. Under existing regulatory practice, only the historical cost of plant is recoverable from customers. As a result, cash flows designed to provide recovery of historical costs through depreciation may not be adequate to replace plant in future years. However, existing regulatory practice may be modified for the Company's generation portion of its business (see Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements). In addition, the impact on common stockholders is mitigated to the extent depreciable property is financed with debt that is repaid with dollars of less purchasing power.

In Illinois, changes in the cost of fuel for electric generation and gas costs are generally reflected in billings to customers on a timely basis through fuel and purchased gas adjustment clauses. However, existing regulatory practice may be modified in Illinois for changes in the cost of fuel for electric generation (see Note 2 - Regulatory Matters under Notes to Supplemental Consolidated Financial Statements). In Missouri, the cost of fuel for electric generation is reflected in base rates with no provision for changes to be made through a fuel adjustment clause. Changes in gas costs in Missouri are generally reflected in billings to customers on a timely basis through purchased gas adjustment clauses. Inflation continues to be a factor affecting operations, earnings, stockholders' equity and financial performance.

SAFE HARBOR STATEMENT

Statements made in this report which are not based on historical facts are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, legislation, events, conditions, financial performance and dividends. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing the following cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. Factors include, but are not limited to, the effects of: regulatory actions; changes in laws and other governmental actions; competition; business and economic conditions; weather conditions; fuel prices and availability; generation plant performance; monetary and fiscal policies; and legal and administrative proceedings.



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

                      Report of Independent Accountants


To the Stockholders and
Board of Directors of
Ameren Corporation

In our opinion, based upon our audits and the reports of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of income, of cash flows and retained earnings present fairly, in all material respects, the financial position of Ameren Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Central Illinois Public Service Company and CIPSCO Investment Company, wholly-owned subsidiaries, which combined statements reflect total assets of $1,871,656,000 and $1,827,911,000 at December 31, 1996 and 1995,
respectively, and total revenues of $896,715,000, $842,262,000 and $844,615,000 for the three years in the period ended December 31, 1996, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Central Illinois Public Service Company and CIPSCO Investment Company, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
St. Louis, Missouri
December 17, 1997

                               AMEREN CORPORATION
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                      (Thousands of Dollars, Except Shares)

                                                                   December 31,  December 31,
ASSETS                                                                 1996          1995
------                                                                 ----          ----

Property and plant, at original cost:
   Electric                                                        $11,252,095   $10,991,058
   Gas                                                                 428,531       403,349
   Other                                                                35,965        35,033
                                                                   -----------   -----------
                                                                    11,716,591    11,429,440
   Less accumulated depreciation and amortization                    5,024,046     4,848,740
                                                                   -----------   -----------
                                                                     6,692,545     6,580,700
Construction work in progress:
   Nuclear fuel in process                                              96,147        85,916
   Other                                                               162,414       199,600
                                                                   -----------   -----------
         Total property and plant, net                               6,951,106     6,866,216
                                                                   -----------   -----------
Investments and other assets:
   Investments                                                         113,310       105,081
   Nuclear decommissioning trust fund                                   96,601        73,838
   Other                                                                64,655        55,983
                                                                   -----------   -----------
         Total investments and other assets                            274,566       234,902
                                                                   -----------   -----------
Current assets:
   Cash and cash equivalents                                            11,899         2,378
   Accounts receivable - trade (less allowance for doubtful
         accounts of $5,795 and $7,525, respectively)                  268,839       256,309
   Unbilled revenue                                                    106,316       109,332
   Other accounts and notes receivable                                  55,256        39,302
   Materials and supplies, at average cost -
      Fossil fuel                                                      106,153       107,366
      Other                                                            137,953       139,116
   Other                                                                42,759        42,023
                                                                   -----------   -----------
         Total current assets                                          729,175       695,826
                                                                   -----------   -----------
Regulatory assets:
   Deferred income taxes                                               734,206       777,613
   Other                                                               243,514       213,494
                                                                   -----------   -----------
         Total regulatory assets                                       977,720       991,107
                                                                   -----------   -----------
Total Assets                                                       $ 8,932,567   $ 8,788,051
                                                                   ===========   ===========

CAPITAL AND LIABILITIES
Capitalization:
   Common stock, $.01 par value, authorized 400,000,000 shares -
     outstanding 137,215,462 shares                                $     1,372   $     1,372
   Other paid-in capital, principally premium on
     common stock                                                    1,583,728     1,583,728
   Retained earnings                                                 1,431,295     1,385,629
                                                                   -----------   -----------
         Total common stockholders' equity                           3,016,395     2,970,729
   Preferred stock not subject to mandatory redemption  (see           298,497       298,497
Note 4)
   Preferred stock subject to mandatory redemption  (see Note 4)           624           650
   Long-term debt  (see Note 6)                                      2,335,454     2,372,539
                                                                   -----------   -----------
         Total capitalization                                        5,650,970     5,642,415
                                                                   -----------   -----------
Minority interest in consolidated subsidiary                             3,534         3,534
Current liabilities:
   Current maturity of long-term debt                                  146,410        69,462
   Short-term debt (see Note 5)                                         69,068        77,521
   Accounts and wages payable                                          297,017       289,715
   Accumulated deferred income taxes                                    43,933        27,429
   Taxes accrued                                                        65,245        58,988
   Other                                                               194,239       143,029
                                                                   -----------   -----------
         Total current liabilities                                     815,912       666,144
                                                                   -----------   -----------
Accumulated deferred income taxes                                    1,653,095     1,677,146
Accumulated deferred investment tax credits                            209,227       218,758
Regulatory liability                                                   304,172       329,708
Other deferred credits and liabilities                                 295,657       250,346
                                                                   -----------   -----------
Total Capital and Liabilities                                      $ 8,932,567   $ 8,788,051
                                                                   ===========   ===========

See Notes to Supplemental Consolidated Financial Statements

                               AMEREN CORPORATION
                  SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
           (Thousands of Dollars, Except Shares and Per Share Amounts)

                                                            December 31,      December 31,    December 31,
For the year ended                                              1996             1995             1994
                                                                ----             ----             ----

OPERATING REVENUES:
   Electric                                                $   3,013,527    $   3,066,940    $   3,035,512
   Gas                                                           254,412          217,420          224,527
   Other                                                          12,153            9,976            9,432
                                                           -------------    -------------    -------------
      Total operating revenues                                 3,333,505        3,240,923        3,269,471

OPERATING EXPENSES:
   Operations
      Fuel and purchased power                                   880,204          823,951          862,417
      Gas costs                                                  160,776          125,305          145,139
      Other                                                      543,998          542,386          535,590
                                                           -------------    -------------    -------------
                                                               1,584,978        1,491,642        1,543,146
   Maintenance                                                   302,203          307,546          282,012
   Depreciation and amortization                                 344,360          332,247          320,920
   Income taxes                                                  258,327          267,229          269,673
   Other taxes                                                   273,034          270,670          268,422
                                                           -------------    -------------    -------------
      Total operating expenses                                 2,762,902        2,669,334        2,684,173

OPERATING INCOME                                                 570,603          571,589          585,298

OTHER INCOME AND DEDUCTIONS:
   Allowance for equity funds used during
      construction                                                 6,870            7,716            6,397
   Miscellaneous, net                                            (15,907)         (16,686)          (5,515)
                                                           -------------    -------------    -------------
      Total other income and deductions, net                      (9,037)          (8,970)             882

INCOME BEFORE INTEREST CHARGES
AND PREFERRED DIVIDENDS                                          561,566          562,619          586,180

INTEREST CHARGES AND PREFERRED DIVIDENDS:
   Interest                                                      180,402          178,826          183,761
   Allowance for borrowed funds used during construction          (7,490)          (6,179)          (5,802)
   Preferred dividends of subsidiaries                            16,970           17,100           16,762
                                                           -------------    -------------    -------------
      Net interest charges and preferred dividends               189,882          189,747          194,721

NET INCOME                                                 $     371,684    $     372,872    $     391,459
                                                           =============    =============    =============
EARNINGS PER SHARE OF COMMON STOCK
   (BASED ON AVERAGE SHARES OUTSTANDING)                   $        2.71    $        2.72    $        2.85
                                                           =============    =============    =============
AVERAGE COMMON SHARES OUTSTANDING                            137,215,462      137,215,462      137,253,617
                                                           =============    =============    =============

See Notes to Supplemental Consolidated Financial Statements

                               AMEREN CORPORATION
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Thousands of Dollars)

                                                    December 31,   December 31  December 31,
For the year ended                                     1996           1995         1994
                                                       ----           ----         ----

Cash Flows From Operating:
   Net income                                        $ 371,684    $ 372,872    $ 391,459
   Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                  327,859      315,515      338,649
        Amortization of nuclear fuel                    37,792       35,140       44,267
        Allowance for funds used during construction   (14,360)     (13,895)     (12,199)
        Postretirement benefit accrued                               11,923       24,680
        Deferred income taxes, net                      12,665        4,003        1,021
        Deferred investment tax credits, net            (9,531)      (9,542)      (9,549)
        Changes in assets and liabilities:
           Receivables, net                            (25,468)     (21,229)      13,494
           Materials and supplies                        2,376         (174)     (13,006)
           Accounts and wages payable                    7,302      105,042     (104,378)
           Taxes accrued                                 6,259       (7,085)      10,366
           Other, net                                   58,732      (13,258)      46,384
                                                     ---------    ---------    ---------
Net cash provided by operating activities              786,100      791,656      708,054

Cash Flows From Investing:
   Construction expenditures                          (435,904)    (429,839)    (455,965)
   Allowance for funds used during construction         14,360       13,895       12,199
   Nuclear fuel expenditures                           (51,176)     (42,444)     (30,458)
   Other                                                (7,784)     (10,047)     (10,560)
                                                     ---------    ---------    ---------
Net cash used in investing activities                 (480,504)    (468,435)    (484,784)

Cash Flows From Financing:
   Dividends on common stock                          (326,855)    (319,875)    (312,460)
   Environmental bond funds                                           4,443       12,583
   Redemptions -
      Nuclear fuel lease                               (34,819)     (70,420)     (32,137)
      Short-term debt                                  (18,300)      (6,100)     (84,100)
      Long-term debt                                   (35,000)     (54,000)     (45,000)
      Common stock                                                                (1,020)
      Preferred stock                                      (26)         (26)         (26)
   Issuances -
      Nuclear fuel lease                                43,884       49,134       51,386
      Short-term debt                                    9,847       52,536       14,985
      Long-term debt                                    65,194       19,766      170,000
                                                     ---------    ---------    ---------
Net cash used in financing activities                 (296,075)    (324,542)    (225,789)

Net change in cash and cash equivalents                  9,521       (1,321)      (2,519)
Cash and cash equivalents at beginning of year           2,378        3,699        6,218
                                                     ---------    ---------    ---------
Cash and cash equivalents at end of year             $  11,899    $   2,378    $   3,699
========================================================================================
Cash paid during the periods:
----------------------------------------------------------------------------------------
   Interest (net of amount capitalized)              $ 167,433    $ 173,569    $ 148,508
   Income taxes                                      $ 248,096    $ 274,820    $ 262,321
----------------------------------------------------------------------------------------

See Notes to Supplemental Consolidated Financial Statements

                               AMEREN CORPORATION


SUPPLEMENTAL CONSOLIDATED STATEMENT OF RETAINED EARNINGS
(Thousands of Dollars)

------------------------------------------------------------------------------------------------------------
Year Ended December 31,                              1996                    1995                    1994
------------------------------------------------------------------------------------------------------------

Balance at Beginning of Period                    $1,385,629             $1,331,567              $1,254,920
------------------------------------------------------------------------------------------------------------
  Add:
  Net income                                         371,684                372,872                 391,459
  Other                                                  837                  1,065
------------------------------------------------------------------------------------------------------------
                                                   1,758,150              1,705,504               1,646,379
------------------------------------------------------------------------------------------------------------
  Deduct:
  Common stock cash dividends                        326,855                319,875                 312,460
  Other                                                                                               2,352
------------------------------------------------------------------------------------------------------------
                                                     326,855                319,875                 314,812
------------------------------------------------------------------------------------------------------------
                                                  $1,431,295             $1,385,629              $1,331,567
------------------------------------------------------------------------------------------------------------

Under mortgage indentures as amended, $34,435 of total retained earnings was restricted against payment of common dividends - except those payable in common stock, leaving $1,396,860 of free and unrestricted retained earnings at December 31, 1996.




SELECTED QUARTERLY INFORMATION  (Unaudited)
(Thousands of Dollars, Except Per Share Amounts)

------------------------------------------------------------------------------------------------
                                Operating         Operating           Net           Earnings Per
                                 Revenues          Income            Income            Common
QUARTER ENDED                                                                           Share
------------------------------------------------------------------------------------------------

March 31, 1996                  $778,528          $106,393          $57,946             $.42
March 31, 1995                   731,621           100,938           47,479              .35
June 30, 1996                    786,500           123,668           72,616              .53
June 30, 1995                    777,269           141,629           85,608              .62
September 30, 1996             1,019,589           267,812          217,073             1.58
September 30, 1995             1,024,849           242,567          211,026             1.54
December 31, 1996                748,888            72,730           24,049              .18
December 31, 1995                707,184            86,455           28,759              .21
------------------------------------------------------------------------------------------------

The first and second quarters of 1996 included credits to Missouri electric customers which reduced net income approximately $8 million and $20 million, or 6 cents per share and 15 cents per share, respectively. In addition, a 1.8% 1995 rate decrease for Missouri electric customers reduced net income for the first, second and third quarters of 1996 by $4 million, $5 million and $3 million, or 3 cents per share, 4 cents per share and 2 cents per share, respectively. Fourth quarter 1996 included Callaway Plant refueling expenses which decreased net income approximately $18 million, or 13 cents per share. First quarter 1995 included expenses related to a voluntary separation program which decreased net income by $4 million, or 3 cents per share. Second quarter 1995 included Callaway Plant refueling expenses which decreased net income approximately $20 million, or 15 cents per share. Third quarter 1995 reflected a one-time credit to Missouri electric customers which reduced net income approximately $18 million, or 13 cents per share. In addition, the 1995 rate decrease reduced net income $4 million, or 3 cents per share, in both third and fourth quarters of 1995. Also, in the third and fourth quarters of 1995, merger-related expenses reduced net income approximately $9 million and $5 million, or 7 cents per share and 3 cents per share, respectively. Fourth quarter 1995 also included a write-off of system development costs which decreased net income by $4 million, or 3 cents per share. Other changes in quarterly earnings are due to the effect of weather on sales and other factors that are characteristic of public utility operations.



See Notes to Supplemental Consolidated Financial Statements

AMEREN CORPORATION
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MERGER AND SUPPLEMENTAL FINANCIAL STATEMENTS (BASIS OF PRESENTATION)
Effective December 31, 1997, following the receipt of all required state and federal regulatory approvals, Union Electric Company (AmerenUE) and CIPSCO Incorporated (CIPSCO) combined to form Ameren Corporation (Ameren)(the Merger). The accompanying supplemental consolidated financial statements (the financial statements) reflect the accounting for the Merger as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position, or cash flows. The financial statements reflect the conversion of each outstanding share of AmerenUE common stock into one share of Ameren common stock, and each outstanding share of CIPSCO common stock into 1.03 shares of Ameren common stock in accordance with the terms of the merger agreement. The outstanding preferred stock of AmerenUE and Central Illinois Public Service Company (AmerenCIPS), a subsidiary of CIPSCO, were not affected by the Merger.

The accompanying financial statements include the accounts of Ameren and its consolidated subsidiaries (collectively the Company). All subsidiaries for which the Company owns directly or indirectly more than 50% of the voting stock are included as consolidated subsidiaries. Ameren's primary operating companies, AmerenUE and AmerenCIPS are engaged principally in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas in the states of Missouri and Illinois. The Company also has a non-regulated investing subsidiary, CIPSCO Investment Company (CIC). The Company has a 60% interest in Electric Energy, Inc. (EEI). EEI owns and operates an electric generating and transmission facility in Illinois that supplies electric power primarily to a uranium enrichment plant located in Paducah, Kentucky.

All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

Operating revenues and net income for each of the years in the three year period ended December 31, 1996, were as follows (in millions):


                                               AmerenUE          CIPSCO          OTHER           AMEREN
                                               --------          ------          -----           ------

Year ended December 31, 1996:
    Operating revenues                          $2,260            $897            $177           $3,334
    Net income                                     292              80                              372

Year ended December 31, 1995:
    Operating revenues                          $2,242            $842            $157           $3,241
    Net income                                     301              72                              373

Year ended December 31, 1994:
    Operating revenues                          $2,224            $845            $200           $3,269
    Net income                                     307              84                              391

REGULATION
Ameren will be a registered holding company and therefore subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA). AmerenUE and AmerenCIPS are also regulated by the Missouri Public Service Commission (MoPSC), Illinois Commerce Commission (ICC), and the Federal Energy Regulatory Commission (FERC). The accounting policies of the Company are in accordance with the ratemaking practices of the regulatory authorities having jurisdiction and, as such, conform to Generally Accepted Accounting Principles (GAAP), as applied to regulated public utilities.

PROPERTY AND PLANT
The cost of additions to and betterments of units of property and plant is capitalized. Cost includes labor, material, applicable taxes, and overheads, plus an allowance for funds used during construction. Maintenance expenditures and the renewal of items not considered units of property are charged to income as incurred. When units of depreciable property are retired, the original cost and removal cost, less salvage, are charged to accumulated depreciation.

DEPRECIATION
Depreciation is provided over the estimated lives of the various classes of depreciable property by applying composite rates on a straight-line basis. The provision for depreciation in 1996, 1995 and 1994 was approximately 3% of the average depreciable cost.

FUEL AND GAS COSTS
In Illinois, the Company adjusts fuel expense to recognize over- or under-recoveries from customers of allowable fuel costs through the uniform fuel adjustment clause (FAC). The FAC provides for the current recovery of changes in the cost of fuel for electric generation in billings to customers. The purchased gas adjustment clauses provide a matching of gas costs with revenues in Illinois and in Missouri. The state of Missouri does not have a FAC.

NUCLEAR FUEL
The cost of nuclear fuel is amortized to fuel expense on a unit-of-production basis. Spent fuel disposal cost is charged to expense based on kilowatthours sold.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and temporary investments purchased with a maturity of three months or less.

INCOME TAXES
The Company and its subsidiaries file a consolidated federal tax return. Deferred tax assets and liabilities are recognized for the tax consequences of transactions that have been treated differently for financial reporting and tax return purposes, measured using statutory tax rates.

Investment tax credits utilized in prior years were deferred and are being amortized over the useful lives of the related properties.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION
Allowance for funds used during construction (AFC) is a utility industry accounting practice whereby the cost of borrowed funds and the cost of equity funds (preferred and common stockholders' equity) applicable to the Company's construction program are capitalized as a cost of construction. AFC does not represent a current source of cash funds. This accounting practice offsets the effect on earnings of the cost of financing current construction, and treats such financing costs in the same manner as construction charges for labor and materials.

Under accepted rate-making practice, cash recovery of AFC, as well as other construction costs, occurs when completed projects are placed in service and reflected in customer rates. The AFC ranges of rates used during 1996, 1995 and 1994 were 7.7% - 9.0%, 9.0% - 9.3% and 8.9% - 9.0%, respectively.

UNAMORTIZED DEBT DISCOUNT, PREMIUM AND EXPENSE
Discount, premium and expense associated with long-term debt are amortized over the lives of the related issues.

REVENUE
The Company accrues an estimate of electric and gas revenues for service rendered but unbilled at the end of each accounting period.

STOCK COMPENSATION PLANS
The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its plans.

LONG-LIVED ASSETS
Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" became effective on January 1, 1996. SFAS 121 prescribes general standards for the recognition and measurement of impairment losses. SFAS 121 requires that regulatory assets which are no longer probable of recovery through future revenues be charged to earnings (see Note 2 Regulatory Matters for further discussion). SFAS 121 did not have an impact on the financial position, results of operations or liquidity of the Company upon adoption.

USE OF ESTIMATES
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions may affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NOTE 2 - REGULATORY MATTERS

In July 1995, the MoPSC approved an agreement involving the Company's Missouri electric rates. The agreement decreased rates 1.8% for all classes of Missouri retail electric customers, effective August 1, 1995, reducing annual revenues by about $30 million and reducing annual earnings by approximately 13 cents per share. In addition, a one-time $30 million credit to retail Missouri electric customers reduced 1995 earnings approximately 13 cents per share. Also included is a three-year experimental alternative regulation plan that provides that earnings in any future years in excess of a 12.61% regulatory return on equity
(ROE) will be shared equally between customers and stockholders, and earnings above a 14% ROE will be credited to customers. The formula for computing the credit uses twelve-month results ending June 30, rather than calendar year earnings. The agreement also provides that no party shall file for a general increase or decrease in the Company's Missouri retail electric rates prior to July 1, 1998, except that the Company may file for an increase if certain adverse events occur. During 1996, the Company recorded a $47 million credit for the first year of the plan, which reduced earnings by $28 million, or 21 cents per share. This credit was reflected as a reduction in electric revenues.

Included in the joint agreement approved by the MoPSC in its February 1997 order authorizing the Merger, is a new three-year experimental alternative regulation plan that will run from July 1, 1998, through June 30, 2001. Like the current plan, the new plan provides that earnings over a 12.61% ROE up to a 14% ROE will be shared equally between customers and shareholders. The new three-year plan will also return to customers 90% of all earnings above a 14% ROE up to a 16% ROE. Earnings above a 16% ROE would be credited entirely to customers. Other agreement provisions include: recovery over a 10-year period of the Missouri portion of merger-related expenses; a Missouri electric rate decrease, effective September 1, 1998, based on the weather-adjusted average annual credits to customers under the current experimental alternative regulation plan; and an experimental retail wheeling pilot program for 100 megawatts of electric power. Also, as part of the agreement, the Company will not seek to recover in Missouri the merger premium. The exclusion of the merger premium from rates did not result in a charge to earnings.

In September 1997, the ICC approved the Merger subject to certain conditions. The conditions included the requirement for AmerenUE and AmerenCIPS to file electric and gas rate cases or alternative regulatory plans within six months after the Merger is final to determine how net merger savings would be shared between the ratepayers and stockholders.

In December 1997, the Governor of Illinois signed the Electric Service Customer Choice and Rate Relief Law of 1997 (the Act) providing for utility restructuring in Illinois. This legislation introduces price-based competition into the supply of electric energy in Illinois and will provide a less regulated structure for Illinois electric utilities. The Act includes a 5 percent residential electric rate decrease for the Company's Illinois electric customers, effective August 1, 1998. The Company may be subject to additional 5 percent residential electric rate decreases in each of 2000 and 2002 to the extent its rates exceed the Midwest utility average at that time. The Company's rates are currently below the Midwest utility average. The Company estimates that the initial 5 percent rate decrease will result in a decrease in annual electric revenues of about $13 million, based on estimated levels of sales and assuming normal weather conditions. Retail direct access, which allows customers to choose their electric generation supplier, will be phased in over several years. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. The Act also relieves the Company of the requirement in the ICC's Order issued in September 1997 (which approved the Merger), requiring AmerenUE and AmerenCIPS to file electric rate cases or alternative regulatory plans in Illinois following consummation of the Merger to reflect the effects of net merger savings. Other provisions of the Act include (1) potential recovery of a portion of a utility's stranded costs through a transition charge collected from customers who choose another electric supplier, (2) the option for certain utilities, including the Company, to eliminate the retail FAC applicable to their rates and to roll into base rates a historical level of fuel expense and (3) a mechanism to securitize certain future revenues related to stranded costs.

The Company's accounting policies and financial statements conform to GAAP applicable to rate-regulated enterprises and reflect the effects of the ratemaking process in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation". Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues. For example, SFAS 71 allows the Company to record certain assets and liabilities (regulatory assets and regulatory liabilities) which are expected to be recovered or settled in future rates and would not be recorded under GAAP for nonregulated entities. In addition, reporting under SFAS 71 allows companies whose service obligations and prices are regulated to maintain assets on their balance sheets representing costs they reasonably expect to recover from customers, through inclusion of such costs in future rates. SFAS 101, "Accounting for the Discontinuance of Application of FASB Statement No. 71," specifies how an enterprise that ceases to meet the criteria for application of SFAS 71 for all or part of its operations should report that event in its financial statements. In general, SFAS 101 requires that the enterprise report the discontinuance of SFAS 71 by eliminating from its balance sheet all regulatory assets and liabilities related to the applicable portion of the business. At its July 24, 1997 meeting, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) concluded that application of SFAS 71 accounting should be discontinued once sufficiently detailed deregulation legislation is issued for a separable portion of a business for which a plan of deregulation has been established. However, the EITF further concluded that regulatory assets associated with the deregulated portion of the business, which will be recovered through tariffs charged to customers of a regulated portion of the business, should be associated with the regulated portion of the business from which future cash recovery is expected (not the portion of the business from which the costs originated), and can therefore continue to be carried on the regulated entity's balance sheet to the extent such assets are recovered. In addition, SFAS 121 establishes accounting standards for the impairment of long lived assets (see
Note 1 - Summary of Significant Accounting Policies for further information).

Due to the enactment of the Act, prices for the supply of electric generation are expected to transition from cost-based, regulated rates to rates determined by competitive market forces in the state of Illinois. As a result, the Company will discontinue application of SFAS 71 for the Illinois portion of its generating business (i.e., the portion of the Company's business related to the supply of electric energy in Illinois) in the fourth quarter of 1997. At this time, the Company is assessing the impact that the Act will have on its operations. The potential negative consequences resulting from the Act could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, related to the Company's Illinois jurisdictional assets. At September 30, 1997, the Company's net investment in generation facilities related to its Illinois jurisdiction approximated $826 million and was included in electric plant-in service on the Company's balance sheet. In addition, at September 30, 1997, the Company's Illinois generation-related net regulatory assets approximated $166 million. The provisions of the Act could also result in lower revenues, reduced profit margins and increased costs of capital. At this time, the Company is unable to determine the impact of the Act on the Company's future financial condition, results of operations or liquidity.

In the state of Missouri, where approximately 72 percent of the Company's retail electric revenues are derived, a task force appointed by the MoPSC is conducting studies of electric industry restructuring and competition and will issue a report to the MoPSC in April 1998. A joint legislative committee is also conducting studies and will report its findings and recommendations to the Missouri General Assembly after reviewing the results of the MoPSC task force.

The Company is unable to predict the timing or ultimate outcome of the electric industry restructuring initiatives being considered in the state of Missouri. In the state of Missouri, the potential negative consequences of industry restructuring could be significant and include the impairment and writedown of certain assets, including generation-related plant and regulatory assets, lower revenues, reduced profit margins and increased costs of capital. At September 30, 1997, the Company's net investment in generation facilities related to its Missouri jurisdiction approximated $2.7 billion and was included in electric plant-in service on the Company's balance sheet. In addition, at September 30, 1997, the Company's Missouri generation-related regulatory assets approximated $435 million. At this time, the Company is unable to predict the impact of potential electric industry restructuring matters in the state of Missouri on the Company's future financial condition, results of operations or liquidity.

In April 1996, the FERC issued Order 888 and Order 889 related to the industry's wholesale electric business. The Company filed an open access tariff under Order 888 as part of the merger case and in July 1997, the case was settled. In March 1997, the FERC issued Order 888A which required the Company to refile a tariff by July 1997. The terms were not significantly different from those filed in the original tariff under Order 888.

In accordance with SFAS 71, the Company has deferred certain costs pursuant to actions of its regulators, and is currently recovering such costs in electric rates charged to customers.

At December 31, the Company had recorded the following regulatory assets and regulatory liability:
------------------------------------------------------------------------------------------
(in millions)                                             1996                   1995
------------------------------------------------------------------------------------------

REGULATORY ASSETS:
  Income taxes                                            $734                   $778
  Callaway costs                                           111                    115
  Undepreciated plant costs                                 41                     --
  Unamortized loss on reacquired debt                       42                     47
  Contract termination costs                                20                     26
  DOE decommissioning assessment                            18                     19
  Other                                                     12                      6
------------------------------------------------------------------------------------------
Regulatory Assets                                         $978                   $991
------------------------------------------------------------------------------------------
REGULATORY LIABILITY:
  Income taxes                                            $304                   $330
------------------------------------------------------------------------------------------
Regulatory Liability                                      $304                   $330
------------------------------------------------------------------------------------------

INCOME TAXES:  See Note 7 - Income Taxes
CALLAWAY COSTS: Represents the Callaway Nuclear Plant operations and maintenance expenses, property taxes and carrying costs incurred between the plant in-service date and the date the plant was reflected in rates. These costs are being amortized over the remaining life of the plant (through 2024). UNDEPRECIATED PLANT COSTS: Represents the unamortized cost of the Newton Power Plant Unit 1 scrubber plus costs of removal. These costs are being amortized over six years beginning in 1997.
UNAMORTIZED LOSS ON REACQUIRED DEBT: Represents losses related to refunded debt. These amounts are being amortized over the lives of the related new debt issues or the remaining lives of the old debt issues if no new debt was issued. CONTRACT TERMINATION COSTS: Represents costs incurred for terminating a nuclear fuel purchase contract. These costs are being amortized over the remaining life of the terminated contract (through 2001).
DEPARTMENT OF ENERGY (DOE) DECOMMISSIONING ASSESSMENT: Represents fees assessed by the DOE to decommission its uranium enrichment facility. These costs are being amortized through 2007 as payments are made to the DOE.

The Company continually assesses the recoverability of its regulatory assets. Under current accounting standards, regulatory assets are written off to earnings when it is no longer probable that such amounts will be recovered through future revenues. However, as noted in the above paragraphs, electric industry restructuring legislation may impact the recoverability of regulatory assets in the future.

NOTE 3 - NUCLEAR FUEL LEASE

The Company has a lease agreement which provides for the financing of nuclear fuel. At December 31, 1996, the maximum amount that could be financed under the agreement was $120 million. Pursuant to the terms of the lease, the Company has assigned to the lessor certain contracts for purchase of nuclear fuel. The lessor obtains, through the issuance of commercial paper or from direct loans under a committed revolving credit agreement from commercial banks, the necessary funds to purchase the fuel and make interest payments when due.

The Company is obligated to reimburse the lessor for all expenditures for nuclear fuel, interest and related costs. Obligations under this lease become due as the nuclear fuel is consumed at the Company's Callaway Nuclear Plant. The Company reimbursed the lessor $37 million during 1996, $34 million during 1995 and $34 million during 1994.

The Company has capitalized the cost, including certain interest costs, of the leased nuclear fuel and has recorded the related lease obligation. During the year 1996, 1995 and 1994, the total interest charges under the lease were $6 million, $6 million and $5 million, respectively (based on average interest rates of 5.7%, 6.1% and 4.7%, respectively) of which $3 million was capitalized in each respective year.

NOTE 4 - PREFERRED STOCK OF SUBSIDIARIES

At December 31, 1996 and 1995, AmerenUE and AmerenCIPS had 25 million shares and
4.6 million shares, respectively, of authorized preferred stock.

AmerenUE retired 260 shares, $6.30 Series preferred stock in each of the years 1996, 1995, and 1994. On January 21, 1997, AmerenUE redeemed $64 million of preferred stock (see note (b) in table below).

Outstanding preferred stock is redeemable at the redemption prices shown below:
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
December 31,                                                                         1996           1995
                                                                                (in millions)   (in millions)
---------------------------------------------------------------------------------------------------------------
PREFERRED STOCK NOT SUBJECT TO MANDATORY
  REDEMPTION:
---------------------------------------------------------------------------------------------------------------
  Preferred stock outstanding without par value
   (entitled to cumulative dividends)

                                                      Redemption Price
                                                        (per share)

Stated value of $100 per share--
$7.64 Series     - 330,000 shares                     $103.82 - note (a)             $33           $ 33
$7.44 Series     - 330,001 shares                      101.00 - note (b)              33             33
$6.40 Series     - 300,000 shares                      101.50 - note (b)              30             30
$5.50 Series A -   14,000 shares                       110.00                          1              1
$4.75 Series     -   20,000 shares                     102.176                         2              2
$4.56 Series     - 200,000 shares                      102.47                         20             20
$4.50 Series     - 213,595 shares                      110.00 - note (c)              21             21
$4.30 Series     -   40,000 shares                     105.00                          4              4
$4.00 Series     - 150,000 shares                      105.625                        15             15
$3.70 Series     -   40,000 shares                     104.75                          4              4
$3.50 Series     - 130,000 shares                      110.00                         13             13
4.00% Series    - 150,000 shares                       101.00                         15             15
4.25% Series    -   50,000 shares                      102.00                          5              5
4.90% Series    -   75,000 shares                      102.00                          8              8
4.92% Series    -   50,000 shares                      103.50                          5              5
5.16% Series    -   50,000 shares                      102.00                          5              5
1993 Auction    -  300,000 shares - note (d)           100.00                         30             30

   6.625%          - 125,000 shares                    100.00 - note (e)               13                13
Stated value of $25.00 per share--
$1.735 Series  - 1,657,000 shares                       25.00 - note (f)               41                41
--------------------------------------------------------------------------------------------------------------

TOTAL PREFERRED STOCK NOT
SUBJECT TO MANDATORY REDEMPTION                                                      $298              $298
--------------------------------------------------------------------------------------------------------------

PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION:
--------------------------------------------------------------------------------------------------------------
  Preferred stock outstanding without par value
  (entitled to cumulative dividends)
Stated value of $100 per share--
$6.30 Series - 6,240 and 6,500 shares
  at respective dates, due 2020                       $100.00 - note (b)             $  1              $  1
--------------------------------------------------------------------------------------------------------------

TOTAL PREFERRED STOCK SUBJECT
TO MANDATORY REDEMPTION                                                              $  1              $  1
--------------------------------------------------------------------------------------------------------------

(a)  Beginning February 15, 2003, eventually declining to $100 per share.

(b)  AmerenUE redeemed this series on January 21, 1997.

(c)  In the event of voluntary liquidation, $105.50.

(d) Dividend rate for each dividend period (currently every 49 days) is set at a then current market rate according to an auction procedure. The rate at December 31, 1996 was 3.87%.

(e)  Not redeemable prior to October 1, 1998.

(f)  On or after August 1, 1998.

NOTE 5 - SHORT-TERM BORROWINGS

Short-term borrowings of the Company consist of bank loans (maturities generally on an overnight basis) and commercial paper (maturities generally within 10-45 days). At December 31, 1996, $69 million of short-term borrowings were outstanding. The weighted average interest rates on borrowings outstanding at December 31, 1996 and 1995, were 7.2% and 6.0%, respectively.

At December 31, 1996, the Company had committed bank lines of credit aggregating $257 million (of which $246 million were unused) which make available interim financing at various rates of interest based on LIBOR, the bank certificate of deposit rate, or other options. These lines of credit are renewable annually at various dates throughout the year.

NOTE 6 - LONG-TERM DEBT OF SUBSIDIARIES

Long-term debt outstanding at December 31, was:

--------------------------------------------------------------------------------------------
(in millions)                                                 1996                  1995
--------------------------------------------------------------------------------------------
First Mortgage Bonds - note (a)
--------------------------------------------------------------------------------------------

  5 1/2% Series due 1997                                    $     40              $     40
  6 3/4% Series due 1999                                         100                   100
  8.33%  Series due 2002                                          75                    75
  7.65%  Series due 2003                                         100                   100
  6 7/8% Series due 2004                                         188                   188
  7 3/8% Series due 2004                                          85                    85
  6 3/4% Series due 2008                                         148                   148
  7.40%  Series due 2020 - note (b)                               60                    60
  8 3/4% Series due 2021                                         125                   125
  8%     Series due 2022                                          85                    85
  8 1/4% Series due 2022                                         104                   104
  7.15%  Series due 2023                                          75                    75

  7%     Series due 2024                                         100                   100
  5.45%  Series due 2028 - note (b)                               44                    44
  Series W   7 1/8% due 5/15/1999                                 50                    50
  Series X    6 1/8% due 7/01/1997                                43                    43
  Series X    7 1/2% due 7/01/2007                                50                    50
  Series Z    6 3/8% due 4/01/2003                                40                    40
  Other                                                          121                   156
----------------------------------------------------------------------------------------------
                                                               1,633                 1,668
----------------------------------------------------------------------------------------------
Missouri Environmental Improvement
----------------------------------------------------------------------------------------------
  Revenue bonds  1984 Series A due 2014 - note (c)                80                    80
                 1984 Series B due 2014 - note (c)                80                    80
                 1985 Series A due 2015 - note (d)                70                    70
                 1985 Series B due 2015 - note (d)                57                    57
                 1991 Series due 2020 - note (d)                  43                    43
                 1992 Series due 2022 - note (d)                  47                    47
----------------------------------------------------------------------------------------------
                                                                 377                   377
----------------------------------------------------------------------------------------------
Pollution Control Loan Obligations
----------------------------------------------------------------------------------------------
  1990 Series B 7.60% due 9/01/2013                               32                    32
  1993 Series A 6 3/8% due 1/01/2028                              35                    35
  1993 Series C-1 4.20% due 8/15/2026 - note (e)                  35                    35
  Other                                                           80                    80
----------------------------------------------------------------------------------------------
                                                                 182                   182
----------------------------------------------------------------------------------------------
Subordinated Deferrable Interest Debentures
----------------------------------------------------------------------------------------------
  7.69% Series A due 2036 - note (f)                              66                    --
----------------------------------------------------------------------------------------------
Unsecured Loans - notes (g) (h)                                   --                    --
----------------------------------------------------------------------------------------------
Nuclear Fuel Lease                                               106                    97
----------------------------------------------------------------------------------------------
1991 Medium Term Notes                                            60                    60
----------------------------------------------------------------------------------------------
1994 Medium Term Notes                                            70                    70
----------------------------------------------------------------------------------------------
Unamortized Discount and Premium on Debt                         (13)                  (12)
----------------------------------------------------------------------------------------------
Maturities Due Within One Year                                  (146)                  (69)
----------------------------------------------------------------------------------------------
Total Long-Term Debt                                          $2,335                $2,373
----------------------------------------------------------------------------------------------

(a) At December 31, 1996, substantially all of the property and plant was mortgaged under, and subject to liens of, the respective indentures pursuant to which the bonds were issued.

(b)  Environmental Improvement Series.

(c) On June 1 of each year, the interest rate is established for the following year, or alternatively at the option of the Company, may be fixed until maturity. A per annum rate of 3.65% is effective for the year ended May 31, 1997. Thereafter, the interest rates will depend on market conditions and the selection of an annual versus remaining life rate by the Company. The average interest rate for the year ended December 31, 1996, was 3.80%.

(d) Interest rates, and the periods during which such rates apply, vary depending on the Company's selection of certain defined rate modes. The average interest rates for the year 1996, for 1985 Series A, 1985 Series B, 1991 Series and 1992 Series bonds were 3.45%, 3.52%, 3.68%, and 3.67%, respectively.

(e) Interest rates on the 1993 Series C-1 bonds will be adjusted to a then-current market rate on August 15, 1998.

(f) During the terms of the debentures, the Company may, under certain circumstances, defer the payment of interest for up to five years.

(g) A bank credit agreement due 1999 permits the Company to borrow up to $200 million. Interest rates will vary depending on market conditions and the Company's selection of various options under the agreement. At December 31, 1996, no such borrowings were outstanding.

(h) A bank credit agreement due 1999 permits the Company to borrow or to support commercial paper borrowings up to $300 million. Interest rates will vary depending on market conditions. At December 31, 1996, no such borrowings were outstanding.

Maturities of long-term debt through 2001 are as follows:
--------------------------------------------------------------------------
(in millions)                                           Principal Amount
--------------------------------------------------------------------------

                                     1997                           $146
                                     1998                             43
                                     1999                            164
                                     2000                             39
                                     2001                             14
--------------------------------------------------------------------------

Amounts for years subsequent to 1998 do not include nuclear fuel lease payments since the amounts of such payments are not currently determinable.

NOTE 7 - INCOME TAXES

Total income tax expense for 1996 resulted in an effective tax rate of 40% on earnings before income taxes (40% in 1995 and 39% in 1994).

Principal reasons such rates differ from the statutory federal rate:
-------------------------------------------------------------------------------------------------
                                                      1996               1995             1994
-------------------------------------------------------------------------------------------------

STATUTORY FEDERAL INCOME
  TAX RATE                                             35%                35%              35%
Increases (Decreases) from:
  Depreciation differences                             1                  1                1
  State tax                                            4                  4                4
  Miscellaneous, net                                                                      (1)
-------------------------------------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE                              40%                40%              39%
-------------------------------------------------------------------------------------------------

Income tax expense components:
----------------------------------------------------------------------------------------
(in millions)                               1996             1995               1994
----------------------------------------------------------------------------------------

TAXES CURRENTLY PAYABLE (PRINCIPALLY
  FEDERAL):
Included in operating expenses              $261             $273               $281
Included in other income--
     Miscellaneous, net                       (6)              (7)                (9)
----------------------------------------------------------------------------------------
                                             255              266                272
DEFERRED TAXES (PRINCIPALLY FEDERAL):
Included in operating expenses--
     Depreciation differences                  2               10                  6
     Postretirement benefits                                   (9)               (10)
     Other                                     5                2                  2
Included in other income--
     Depreciation differences                  1                1                  1
     Other                                                                         1
----------------------------------------------------------------------------------------
                                               8                4                 --
DEFERRED INVESTMENT TAX CREDITS,
  AMORTIZATION
Included in operating expenses                (9)              (9)                (9)
----------------------------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE                    $254             $261               $263
----------------------------------------------------------------------------------------

In accordance with SFAS 109, "Accounting for Income Taxes," a regulatory asset, representing the probable recovery from customers of future income taxes which is expected to occur when temporary differences reverse, was recorded along with a corresponding deferred tax liability. Also, a regulatory liability, recognizing the lower expected revenue resulting from reduced income taxes associated with amortizing accumulated deferred investment tax credits, was recorded. Investment tax credits have been deferred and will continue to be credited to income over the lives of the related property.

The Company adjusts its deferred tax liabilities for changes enacted in tax laws or rates. Recognizing that regulators will probably reduce future revenues for deferred tax liabilities initially recorded at rates in excess of the current statutory rate, reductions in the deferred tax liability were credited to the regulatory liability.

Temporary differences gave rise to the following deferred tax assets and deferred tax liabilities at December 31:
--------------------------------------------------------------------------------------------------------------
(in millions)                                                                   1996                  1995
--------------------------------------------------------------------------------------------------------------

ACCUMULATED DEFERRED INCOME TAXES:
  Depreciation                                                                 $1,070                $1,060
  Regulatory assets, net                                                          488                   516
  Capitalized taxes and expenses                                                  199                   210
  Deferred benefit costs                                                          (48)                  (52)
  Disallowed plant costs                                                          (14)                  (13)
  Regulatory liabilities, net                                                     (46)                  (54)
  Leveraged leases                                                                 35                    31
  Other                                                                            13                     7
--------------------------------------------------------------------------------------------------------------
TOTAL NET ACCUMULATED DEFERRED INCOME TAX LIABILITIES                          $1,697                $1,705
--------------------------------------------------------------------------------------------------------------

NOTE 8 - RETIREMENT BENEFITS

The Company has defined-benefit retirement plans covering substantially all of its employees. Benefits are based on the employees' years of service and compensation. The Company's plans are funded in compliance with income tax regulations and federal funding requirements.

Pension costs for the years 1996, 1995 and 1994, were $32 million, $32 million and $36 million, respectively.

Following is the pension plan information related to AmerenUE plans as of December 31:

Funded Status of Pension Plans
-------------------------------------------------------------------------------------------------------------
(in millions)                                                    1996              1995               1994
-------------------------------------------------------------------------------------------------------------

ACTUARIAL PRESENT VALUE
  OF BENEFIT OBLIGATION:
  Vested benefit obligation                                      $661              $679               $552
-------------------------------------------------------------------------------------------------------------
  Accumulated benefit obligation                                 $752              $758               $622
-------------------------------------------------------------------------------------------------------------
  Projected benefit obligation for
   service rendered to date                                      $919              $913               $779
  Plan assets at fair value (*)                                   924               847                706
-------------------------------------------------------------------------------------------------------------
(Excess) Deficiency of plan assets
  versus projected benefit obligation                              (5)               66                 73
Unrecognized net gain                                              96                22                 18
Unrecognized prior service cost                                   (76)              (82)               (89)
Unrecognized net assets at transition                               8                 9                 10
-------------------------------------------------------------------------------------------------------------
ACCRUED PENSION COST AT DECEMBER 31                              $ 23              $ 15               $ 12
-------------------------------------------------------------------------------------------------------------

(*) Plan assets consist principally of common stocks and fixed income securities.

Components of Net Pension Expense
-------------------------------------------------------------------------------------------------------------
(in millions)                                                 1996                1995                1994
-------------------------------------------------------------------------------------------------------------

Service cost - benefits earned
  during the period                                          $  22               $  19               $  21
Interest cost on projected
  benefit obligation                                            65                  66                  60
Actual return on plan assets                                  (107)               (166)                  8
Net amortization and deferral                                   48                 107                 (58)
-------------------------------------------------------------------------------------------------------------
PENSION COST                                                 $  28               $  26               $  31
-------------------------------------------------------------------------------------------------------------

Assumptions for Actuarial Present Value of Projected Benefit Obligations:
-------------------------------------------------------------------------------------------------------------
                                                                    1996            1995              1994
-------------------------------------------------------------------------------------------------------------
Discount rate at measurement date                                   7.5%           7.25%              8.5%
Increase in future compensation                                     4.5%           4.25%              5.5%
Plan assets long-term rate of return                                8.5%            8.5%              8.5%
-------------------------------------------------------------------------------------------------------------

AmerenCIPS uses a September 30 measurement date for its valuation of pension plan assets and liabilities. Following is the pension plan information related to AmerenCIPS plans as of December 31:

Funded Status of Pension Plans
-------------------------------------------------------------------------------------------------------------
(in millions)                                                      1996              1995             1994
-------------------------------------------------------------------------------------------------------------

ACTUARIAL PRESENT VALUE
  OF BENEFIT OBLIGATION:
  Vested benefit obligation                                        $148              $121             $120
-------------------------------------------------------------------------------------------------------------
  Accumulated benefit obligation                                   $171              $142             $124
-------------------------------------------------------------------------------------------------------------
  Projected benefit obligation for
   service rendered to date                                        $211              $181             $163
  Plan assets at fair value (*)                                     253               221              188
-------------------------------------------------------------------------------------------------------------
(Excess) Deficiency of plan assets
  versus projected benefit obligation                               (42)              (40)             (25)
Unrecognized net gain                                                40                33               23
Unrecognized prior service cost                                     (11)               (5)              (6)
Unrecognized net assets at transition                                 3                 4                4
-------------------------------------------------------------------------------------------------------------
Prepaid pension costs at September 30                               (10)               (8)              (4)
Expense, net of funding October to
  December                                                           (1)               --               --
-------------------------------------------------------------------------------------------------------------
PREPAID PENSION COST AT DECEMBER 31                                $(11)             $ (8)            $ (4)
-------------------------------------------------------------------------------------------------------------

(*) Plan assets consist principally of common and preferred stocks, bonds, money market instruments and real estate.

Components of Net Pension Expense
------------------------------------------------------------------------------------------------------------
(in millions)                                                      1996             1995              1994
------------------------------------------------------------------------------------------------------------

Service cost - benefits earned
  during the period                                                $  7             $  7              $  8
Interest cost on projected
  benefit obligation                                                 13               12                11
Actual return on plan assets                                        (30)             (34)               (7)
Net amortization and deferral                                        14               21                (7)
------------------------------------------------------------------------------------------------------------
PENSION COST                                                       $  4             $  6              $  5
------------------------------------------------------------------------------------------------------------

Assumptions for Actuarial Present Value of Projected Benefit Obligations
----------------------------------------------------------------------------------------------------------
                                                                    1996             1995          1994
----------------------------------------------------------------------------------------------------------

Discount rate at measurement date                                   7.5%             7.5%         7.75%
Increase in future compensation                                     4.5%             4.5%          4.8%
Plan assets long-term rate of return                                8.5%             8.0%          8.0%
----------------------------------------------------------------------------------------------------------

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. Substantially all of the Company's employees may become eligible for those benefits if they reach retirement age while working for the Company. The Company accrues the expected postretirement benefit costs during employees' years of service.

The following is information related to AmerenUE postretirement benefit plans as of December 31:

AmerenUE's funding policy is to contribute to a Voluntary Employee Beneficiary Association trust (VEBA) annually the net periodic cost. Postretirement benefit costs were $44 million for each of the years 1996 and 1995 and $46 million for 1994, of which approximately 19% was charged to construction accounts in each of the three years. AmerenUE's transition obligation at December 31, 1996, is being amortized over the next 16 years.

In August 1994, the MoPSC authorized the recovery of postretirement benefit costs in rates to the extent that such costs are funded. In December 1995, the Company established two external trust funds for retiree healthcare and life insurance benefits. For both 1995 and 1994, actual claims paid were approximately $15 million. In 1996, claims were paid out of the plan trust funds.

Funded Status of the Plans
------------------------------------------------------------------------------------------------------------
(in millions)                                                     1996               1995             1994
------------------------------------------------------------------------------------------------------------

ACCUMULATED POSTRETIREMENT BENEFIT
  OBLIGATION
  Active employees eligible for benefits                         $  38              $  74            $  42
  Retired employees                                                193                211              188
  Other active employees                                            80                 32               60
------------------------------------------------------------------------------------------------------------
  Total benefit obligation                                         311                317              290
  Plan assets at fair market value (*)                              47                 14               --
------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation in excess of plan assets                              264                303              290
Unrecognized - transition obligation                              (200)              (213)            (225)
                      - gain/(loss)                                 19                 (7)               4
------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT LIABILITY AT DECEMBER 31                  $  83              $  83            $  69
------------------------------------------------------------------------------------------------------------

(*) Plan assets consist principally of common stocks and fixed income securities.

Components of Postretirement Benefit Cost
-------------------------------------------------------------------------------------------------------------
(in millions)                                                      1996             1995              1994
-------------------------------------------------------------------------------------------------------------

Service cost - benefits earned
  during the period                                               $  12            $  10             $  11
Interest cost on projected
  benefit obligation                                                 22               24                21
Actual return on plan assets                                         (4)              --                --
Amortization - transition obligation                                 12               12                13
                     - unrecognized                                  (1)              (2)                1
(gain)/loss
Deferred gain                                                         3               --                --
-------------------------------------------------------------------------------------------------------------
NET PERIODIC COST                                                 $  44            $  44             $  46
-------------------------------------------------------------------------------------------------------------

Assumptions for the Obligation Measurements
-------------------------------------------------------------------------------------------------------------
                                                                   1996             1995              1994
-------------------------------------------------------------------------------------------------------------

Discount rate at measurement date                                  7.5%            7.25%              8.5%
Plan assets long-term rate of return                               8.5%             8.5%               --
Medical cost trend rate - initial                                 8.25%            9.25%             11.0%
                        - ultimate                                5.25%            5.25%              6.0%
Ultimate medical cost trend rate
  expected in year                                                 2000             2000              2000
-------------------------------------------------------------------------------------------------------------

A 1% increase in the medical cost trend rate is estimated to increase the net periodic cost and the accumulated postretirement benefit obligation by approximately $3 million and $23 million, respectively.

The following is information related to AmerenCIPS postretirement benefit plans as of December 31:

AmerenCIPS' funding policy is to fund the two VEBAs and the 401(h) account established within the AmerenCIPS retirement income trust with no more than the actual annual postretirement medical benefit obligation as determined by actuarial calculation and no less than the revenue provided in AmerenCIPS' utility rate structure for the obligation. AmerenCIPS uses a September 30 measurement date for its valuation of postretirement assets and liabilities.

Postretirement benefit costs were $16 million for 1996 and $17 million for each of the years 1995 and 1994, of which approximately 15% was charged to construction accounts in each of the three years. AmerenCIPS' transition obligation at December 31, 1996, is being amortized over 20 years.

Funded Status of the Plans
--------------------------------------------------------------------------------------------------------------
(in millions)                                                      1996              1995              1994
--------------------------------------------------------------------------------------------------------------

ACCUMULATED POSTRETIREMENT BENEFIT
  OBLIGATION
  Active employees eligible for benefits                          $  20             $  17             $  15
  Retired employees                                                  54                50                48
  Other active employees                                             65                76                64
--------------------------------------------------------------------------------------------------------------
  Total benefit obligation                                          139               143               127
  Plan assets at fair market value (*)                               71                49                27
--------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation in excess of plan assets                                68                94               100
Unrecognized - transition obligation                                (89)              (99)             (104)
                      - gain/(loss)                                  38                24                21
--------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost
  at September 30                                                    17                19                17
Expense, net of funding,
  October to December                                               (14)              (15)              (15)
--------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT LIABILITY AT DECEMBER 31                   $   3             $   4             $   2
--------------------------------------------------------------------------------------------------------------

(*) Plan assets consist principally of common and preferred stocks, bonds, money market instruments and real estate.

Components of Postretirement Benefit Cost
--------------------------------------------------------------------------------------------------------------
(in millions)                                                      1996             1995               1994
--------------------------------------------------------------------------------------------------------------
Service cost - benefits earned
  during the period                                                  $4               $4                 $4
Interest cost on projected
  benefit obligation                                                 11               10                  9
Actual return on plan assets                                        (9)              (8)                 --
Amortization of transition obligation                                 6                6                  6
Deferred gains (losses)                                               4                5                (2)
--------------------------------------------------------------------------------------------------------------
NET PERIODIC COST                                                   $16              $17                $17
--------------------------------------------------------------------------------------------------------------

Assumptions for the Obligation Measurements
------------------------------------------------------------------------------------------------------------
                                                                  1996              1995              1994
------------------------------------------------------------------------------------------------------------

Discount rate at measurement date                                 7.5%              7.5%             8.25%
Plan assets long-term rate of return                              8.5%              8.0%              8.0%
Medical cost trend rate - initial                                 9.8%             10.6%             11.4%
                        - ultimate                                4.5%              4.0%              4.0%
Ultimate medical cost trend rate
  expected in year                                                2005              2007              2007
------------------------------------------------------------------------------------------------------------

A 1% increase in the medical cost trend rate is estimated to increase the net periodic cost and the accumulated postretirement benefit obligation as of September 30, 1996 by approximately $3 million and $23 million, respectively.

NOTE 9 - STOCK OPTION PLANS

AmerenUE has a long-term incentive plan (the Plan) for eligible employees. The Plan provides for the grant of options, performance awards, restricted stock, dividend equivalents and stock appreciation rights. Under the terms of the Plan, options may be granted at a price not less than the fair market value of the common shares at the date of grant. Granted options vest over a period of five years, beginning at the date of grant, and provide for acceleration of exercisability of the options upon the occurrence of certain events, including retirement. Outstanding options expire on various dates through 2006. Under the Plan, subject to adjustment as provided in the Plan, 2.5 million shares have been authorized to be issued or delivered. As of merger effective date, AmerenUE shares under the Plan were converted to Ameren shares.

Summary of stock options:
------------------------------------------------------------------------------------------------------------
1995
------------------------------------------------------------------------------------------------------------

Options outstanding at beginning of the year                                                             --
Options granted during the year                                                                     142,500
Options exercised during the year                                                                        --
Options expired/canceled during the year                                                                 --
------------------------------------------------------------------------------------------------------------
Options outstanding at end of the year                                                              142,500
------------------------------------------------------------------------------------------------------------
Options exercisable at end of the year                                                                9,800
------------------------------------------------------------------------------------------------------------
Exercise price range of options granted                                                   $35 1/2 - $35 7/8
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
1996
------------------------------------------------------------------------------------------------------------

Options outstanding at beginning of the year                                                        142,500
Options granted during the year                                                                     165,590
Options exercised during the year                                                                        --
Options expired/canceled during the year                                                                700
------------------------------------------------------------------------------------------------------------
Options outstanding at end of the year                                                              307,390
------------------------------------------------------------------------------------------------------------
Options exercisable at end of the year                                                               39,710
------------------------------------------------------------------------------------------------------------
Exercise price of options granted                                                                       $43
------------------------------------------------------------------------------------------------------------

In accordance with APB 25, no compensation cost has been recognized for the Company's stock compensation plans. In 1996, the Company adopted the disclosure-only method under SFAS 123, "Accounting for Stock-Based Compensation." If the fair value based accounting method under this statement had been used to account for stock-based compensation cost, the effects on 1996 and 1995 net income and earnings per share would have been immaterial.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is engaged in a construction program under which expenditures averaging approximately $340 million, including AFC, are anticipated during each of the next five years. This estimate does not include any construction expenditures which may be incurred by the Company to meet new air quality standards for ozone and particulate matter, as discussed later in this Note.

AmerenUE has commitments for the purchase of coal under long-term contracts. Coal contract commitments, including transportation costs, for 1997 through 2001 are estimated to total $789 million (excluding contract escalation provisions). Total coal purchases, including transportation costs, for 1996, 1995 and 1994 were $270 million, $293 million and $268 million, respectively. AmerenUE also has existing contracts with pipeline and natural gas suppliers to provide natural gas for distribution and electric generation. Gas-related contracted cost commitments for 1997 through 2001 are estimated to total $99 million. Total delivered natural gas costs for 1996, 1995 and 1994 were $64 million, $60 million and $63 million, respectively. AmerenUE's nuclear fuel commitments for 1997 through 2001, including uranium concentrates, conversion, enrichment and fabrication, are expected to total $151 million, and are expected to be financed under the nuclear fuel lease. Nuclear fuel expenditures for 1996, 1995 and 1994 were $51 million, $42 million, and $30 million, respectively. Additionally, AmerenUE has long-term contracts with other utilities to purchase electric capacity. These commitments for 1997 through 2001 are estimated to total $201 million. During 1996, 1995 and 1994, electric capacity purchases were $44 million, $42 million and $38 million, respectively.

AmerenCIPS also has commitments for the purchase of coal under long-term contracts. Total coal commitments, including transportation costs, for 1997 through 2001 are estimated to total $788 million (excluding contract escalation provisions). Total coal purchases for AmerenCIPS, including transportation costs, for 1996, 1995 and 1994 were $217 million, $189 million, and $193 million, respectively. AmerenCIPS also has existing contracts with pipeline and natural gas suppliers to provide natural gas for distribution. Gas-related contract commitments for 1997 through 2001 are estimated at $148 million. Total delivered natural gas costs for 1996, 1995 and 1994 were $97 million, $67 million and $85 million, respectively.

During 1996, AmerenCIPS restructured its contract with one of its major coal suppliers. In 1997, AmerenCIPS paid a $70 million restructuring payment to the supplier, which allows them to purchase at market prices low-sulfur, out-of-state coal through the supplier (in substitution for the high-sulfur Illinois coal AmerenCIPS was obligated to purchase under the original contract); and would receive options for future purchases of low-sulfur, out-of-state coal from the supplier through 1999 at set negotiated prices.

By switching to low-sulfur coal, AmerenCIPS was able to discontinue operating the Newton Power Plant Unit 1 scrubber. The benefits of the restructuring include lower cost coal, avoidance of significant capital expenditures to renovate the scrubber, and elimination of scrubber operating and maintenance costs (offset by scrubber retirement expenses). The net benefits of restructuring are expected to exceed $100 million over the next 10 years. In December 1996, the ICC entered an order approving the switch to out-of-state coal, recovery of the restructuring payment plus associated carrying costs (Restructuring Charges) through the retail FAC over six years, and continued recovery in rates of the undepreciated scrubber investment plus costs of removal. A group of industrial customers filed with the Illinois Third District Appellate Court (the Court) in February 1997 an appeal of the December 1996 order of the ICC which approved, among other things, recovery of the Restructuring Charges through the retail FAC. Additionally, in May 1997 the FERC approved recovery of the wholesale portion of the Restructuring Charges through the wholesale FAC.

As a result of the ICC and FERC orders, AmerenCIPS classified the $72 million of the Restructuring Charges made to the coal supplier in February 1997 as a regulatory asset and, through October 1997, recovered approximately $9.5 million of the Restructuring Charges through the retail FAC and from wholesale customers.

On November 24, 1997, the Court reversed the ICC's order, finding that the Restructuring Charges were not direct costs of fuel that may be recovered through the retail FAC, but rather should be considered as a part of a review of AmerenCIPS' aggregate revenue requirements in a full rate case. Restructuring Charges allocated to wholesale customers (approximately 16 percent of the total) are not in question as a result of the opinion of the Court. On December 8, 1997, AmerenCIPS requested a rehearing by the Court.

The Company is evaluating the impact of the Court decision on its financial statements. The Company cannot predict the ultimate outcome of this matter. If the Court's decision should ultimately prevail, AmerenCIPS will be required to cease recovery of the Restructuring Charges through the retail FAC, and could be required to refund any portion of those charges that had been collected through the retail FAC. The Company is also exploring other alternatives for recovery of the Restructuring Charges. The Company is currently evaluating the unamortized retail portion of the Restructuring Charges, which is currently classified as a regulatory asset, to determine if it continues to meet the criteria for the existence of an asset under GAAP. If it is determined that such criteria are not met, the unamortized balance of the Restructuring Charges, approximately $36 million, net of tax, could be charged to earnings. The Company is also evaluating the revenues previously recovered in 1997 through the retail FAC to determine if a loss contingency, as defined under GAAP, is required. Such loss contingency ($5 million, net of tax) could also be charged to earnings.

The Company's insurance coverage for its Callaway Nuclear Plant at December 31, 1996 was as follows:

TYPE AND SOURCE OF COVERAGE
--------------------------------------------------------------------------------------------------------
(in millions)                                                 Maximum                   Maximum
                                                            Coverages               Assessments
                                                                                     for Single
                                                                                      Incidents
--------------------------------------------------------------------------------------------------------

Public Liability:
     American Nuclear Insurers                                $   200                    $   --
     Pool Participation                                         8,720                        79  (a)
--------------------------------------------------------------------------------------------------------
                                                              $ 8,920  (b)               $   79
--------------------------------------------------------------------------------------------------------
Nuclear Worker Liability:
     American Nuclear Insurers                                $   200  (c)               $    3
--------------------------------------------------------------------------------------------------------


Property Damage:
     American Nuclear Insurers                                $   500                    $   --
     Nuclear Electric Insurance Ltd.                            2,250  (d)                   13
--------------------------------------------------------------------------------------------------------
                                                              $ 2,750                    $   13
--------------------------------------------------------------------------------------------------------
Replacement Power:
     Nuclear Electric Insurance Ltd.                          $   419  (e)               $    3
--------------------------------------------------------------------------------------------------------

(a) Retrospective premium under the Price-Anderson liability provisions of the Atomic Energy Act of 1954, as amended, (Price-Anderson). Subject to retrospective assessment with respect to loss from an incident at any U.S. reactor, payable at $10 million per year.

(b)  Limit of liability for each incident under Price-Anderson.

(c) Total industry potential liability from workers claiming exposure to the hazard of nuclear radiation. The policy includes an automatic reinstatement thereby providing total coverage of $400 million.

(d)  Includes premature decommissioning costs.

(e) Weekly indemnity of $3 million, for 52 weeks which commences after the first 21 weeks of an outage, plus $3 million per week for 104 weeks thereafter.

Price-Anderson limits the liability for claims from an incident involving any licensed U.S. nuclear facility. The limit is based on the number of licensed reactors and is adjusted at least every five years based on the Consumer Price Index. Utilities owning a nuclear reactor cover this exposure through a combination of private insurance and mandatory participation in a financial protection pool as established by Price-Anderson.

If losses from a nuclear incident at the Callaway Plant exceed the limits of, or are not subject to, insurance, or if coverage is not available, the Company will self-insure the risk. Although the Company has no reason to anticipate a serious nuclear incident, if one did occur it could have a material but indeterminable adverse effect on the Company's financial position, results of operations or liquidity.

Under the Clean Air Act Amendments of 1990, the Company is required to reduce total annual sulfur dioxide emissions significantly by the year 2000. Significant reductions in nitrogen oxide are also required. By switching to low-sulfur coal and early banking of emission credits, the Company anticipates that it can comply with the requirements of the law without significant revenue increases because the related capital costs are largely offset by lower fuel costs. As of year-end 1996, estimated remaining capital costs expected to be incurred pertaining to Clean Air Act-related projects totaled $76 million.

In July 1997, the United States Environmental Protection Agency (EPA) issued final regulations revising the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are still being developed, it is believed that the revised standards will require significant additional reductions in nitrogen oxide and sulfur dioxide emissions from coal-fired boilers. In October 1997, the EPA announced that Missouri and Illinois are included in the area targeted for nitrogen oxide emissions reductions as part of their regional control program. Reduction requirements in nitrogen oxide emissions from the Company's coal-fired boilers could exceed 80 percent from 1990 levels by the year 2002. Reduction requirements in sulfur dioxide emissions may be up to 50 percent beyond that already required by Phase II acid rain control provisions of the 1990 Clean Air Act Amendments and are anticipated to be required by 2007. Because of the magnitude of these additional reductions, the Company could be required to incur significantly higher capital costs to meet future compliance obligations for its coal-fired boilers or purchase power from other sources, either of which could have significantly higher operating and maintenance expenditures associated with compliance. At this time the Company is unable to determine the impact of the revised air quality standards on the Company's future financial condition, results of operations or liquidity.

The United States and other countries are discussing possibilities for an international treaty to address the issue of "global warming." The Company is unable to predict what agreements, if any, will be adopted. However, most of the proposals under discussion could result in significantly higher capital costs and operations and maintenance expenditures by the Company. At this time, the Company is unable to determine the impact of these proposals on the Company's future financial condition, results of operations or liquidity.

As of December 31, 1996, AmerenUE was designated a potentially responsible party
(PRP) by federal and state environmental protection agencies at four hazardous waste sites. Other hazardous waste sites have been identified for which AmerenUE may be responsible but has not been designated a PRP. AmerenCIPS has identified 13 sites where it and certain of its predecessors and other affiliates previously operated facilities that manufactured gas from coal. This manufacturing produced various potentially harmful by-products which may remain on some sites. One site was added to the EPA Superfund list in 1990.

Costs relating to studies and remediation at the 13 AmerenCIPS' sites and associated legal and litigation expenses are being accrued and deferred rather than expensed currently, pending recovery through rates or from insurers. Through December 31, 1996, the total of the costs deferred, net of recoveries from insurers and through environmental adjustment clause rate riders approved by the ICC, was $11 million.

The ICC has instituted a reconciliation proceeding to review AmerenCIPS' environmental remediation activities in 1993, 1994 and 1995 and to determine whether the revenues collected under the riders in 1993 were consistent with the amount of remediation costs prudently and properly incurred. Amounts found to have been incorrectly included under the riders would be subject to refund. In mid-1997, AmerenCIPS and the ICC Staff submitted a stipulation with regard to all matters at issue. Under the stipulation, as of December 31, 1995, the aggregate amount of (i) revenues received under the riders, insurance proceeds (and related interest) exceeded (ii) rider-related costs (and related carrying costs) by approximately $4 million. If this stipulation is approved by the ICC, this amount would be applied to cover a portion of future remediation costs. Also, if the stipulation is approved, insurance proceeds of approximately $3 million would be applied to cover non-rider related costs incurred. During 1997, the accumulated balance of recoverable environmental remediation costs exceeded the balance of available insurance proceeds and rider revenues; therefore, AmerenCIPS began to again collect revenue under the riders beginning November 1, 1997.

The Company continually reviews remediation costs that may be required for all of these sites. Any unrecovered environmental costs are not expected to have a material adverse effect on the Company's financial position, results of operations or liquidity.

The International Union of Operating Engineers Local 148 and the International Brotherhood of Electrical Workers Local 702 filed unfair labor practice charges with the National Labor Relations Board (NLRB) relating to the legality of the lockout by AmerenCIPS of both unions during 1993. The NLRB has issued complaints against AmerenCIPS concerning its lockout. Both unions seek, among other things, back pay and other benefits for the period of the lockout. The Company estimates the amount of back pay and other benefits for both unions to be less than $17 million. An administrative law judge of the NLRB has ruled that the lockout was unlawful. On July 23, 1996, the Company appealed to the NLRB. The Company believes the lockout was both lawful and reasonable and that the final resolution of the disputes will not have a material adverse effect on financial position, results of operations or liquidity of the Company.

Regulatory changes enacted and being considered at the federal and state levels continue to change the structure of the utility industry and utility regulation, as well as encourage increased competition. At this time, the Company is unable to predict the impact of these changes on the Company's future financial condition, results of operations or liquidity. See Note 2 - Regulatory Matters for further discussion.

The Company is involved in other legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business, some of which involve substantial amounts. The Company believes that the final disposition of these proceedings will not have a material adverse effect on its financial position, results of operations or liquidity.

NOTE 11 - CALLAWAY NUCLEAR PLANT

Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the permanent storage and disposal of spent nuclear fuel. DOE currently charges one mill per nuclear generated kilowatthour sold for future disposal of spent fuel. Electric rates charged to customers provide for recovery of such costs. DOE is not expected to have its permanent storage facility for spent fuel available until at least 2015. The Company has sufficient storage capacity at the Callaway Plant site until 2005 and has viable storage alternatives under consideration. Each alternative will likely require Nuclear Regulatory Commission approval and may require other regulatory approvals. The delayed availability of DOE's disposal facility is not expected to adversely affect the continued operation of Callaway Plant.

Electric rates charged to customers provide for recovery of Callaway Plant decommissioning costs over the life of the plant, based on an assumed 40-year life, ending with expiration of the plant's operating license in 2024. The Callaway site is assumed to be decommissioned using the DECON (immediate dismantlement) method. Decommissioning costs, including decontamination, dismantling and site restoration, are estimated to be $451 million in current year dollars and are expected to escalate approximately 4% per year through the end of decommissioning activity in 2033. Decommissioning cost is charged to depreciation expense over Callaway's service life and amounted to $7 million in each of the years 1996, 1995 and 1994. Every three years, the MoPSC requires the Company to file updated cost studies for decommissioning Callaway, and electric rates may be adjusted at such times to reflect changed estimates. The latest study was performed in 1996. Costs collected from customers are deposited in an external trust fund to provide for Callaway's decommissioning. Fund earnings are expected to average 9.25% annually through the date of decommissioning. If the assumed return on trust assets is not earned, the Company believes it is probable that such earnings deficiency will be recovered in rates. Trust fund earnings, net of expenses, appear on the balance sheet as increases in nuclear decommissioning trust fund and in the accumulated provision for nuclear decommissioning.

The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements of electric utilities. In response to these questions, the Financial Accounting Standards Board has agreed to review the accounting for removal costs, including decommissioning. The Company does not expect that changes in the accounting for nuclear decommissioning costs will have a material effect on its financial position, results of operations or liquidity.

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND TEMPORARY INVESTMENTS/SHORT-TERM BORROWINGS
The carrying amounts approximate fair value because of the short-term maturity of these instruments.

MARKETABLE SECURITIES
The fair value is based on quoted market prices obtained from dealers or investment managers.

FINANCIAL DERIVATIVES
The fair value is estimated using market values of options, calls and futures contracts on organized exchanges.

NUCLEAR DECOMMISSIONING TRUST FUND
The fair value of the Company's nuclear decommissioning trust fund is estimated based on quoted market prices for securities.

PREFERRED STOCK OF SUBSIDIARIES
The fair value is estimated based on the quoted market prices for the same or similar issues.

LONG-TERM DEBT OF SUBSIDIARIES
The fair value is estimated based on the quoted market prices for same or similar issues or on the current rates offered to the Company for debt of comparable maturities.

Carrying amounts and estimated fair values of the Company's financial instruments at December 31:

                                                                  1996                      1995
-------------------------------------------------------------------------------------------------------
(in millions)                                            Carrying       Fair        Carrying     Fair
                                                           Amount      Value          Amount    Value
-------------------------------------------------------------------------------------------------------

Marketable securities                                    $     51   $     51        $     46  $    46
Preferred stock                                               299        257             299      254
Long-term debt (including current portion)                  2,482      2,545           2,442    2,583
-------------------------------------------------------------------------------------------------------

The Company has investments in debt and equity securities that are held in trust funds for the purpose of funding the nuclear decommissioning of the Callaway Nuclear Plant (see Note 11 - Callaway Nuclear Plant). The Company has classified these investments in debt and equity securities as available for sale and has recorded all such investments at their fair market value at December 31, 1996 and 1995. In 1996, 1995 and 1994, the proceeds from the sale of investments were $20 million, $9 million and $22 million, respectively. Using the specific identification method to determine cost, the gross realized gains on those sales were approximately $1 million each for 1996, 1995, and 1994. Net realized and unrealized gains and losses are reflected in accumulated provision for nuclear decommissioning on the Balance Sheet, which is consistent with the method used by the Company to account for the decommissioning costs recovered in rates.

Costs and fair values of investments in debt and equity securities in the nuclear decommissioning trust fund at December 31 were as follows:
-------------------------------------------------------------------------------------------------------------
1996 (in millions)                                                    Gross Unrealized
Security Type                            Cost                 Gain               (Loss)          Fair Value
-------------------------------------------------------------------------------------------------------------
Debt Securities                           $29                  $ 2               $ --                 $31
Equity Securities                          40                   22                 --                  62
Cash equivalents                            4                   --                 --                   4
-------------------------------------------------------------------------------------------------------------
                                          $73                  $24               $ --                 $97
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
1995 (in millions)                                                 Gross Unrealized
Security Type                           Cost                 Gain               (Loss)           Fair Value
-------------------------------------------------------------------------------------------------------------

Debt Securities                          $22                  $ 3               $ --                  $25
Equity Securities                         38                    9                 --                   47
Cash equivalents                           2                   --                 --                    2
-------------------------------------------------------------------------------------------------------------
                                         $62                  $12               $ --                  $74
-------------------------------------------------------------------------------------------------------------

The contractual maturities of investments in debt securities at December 31,
1996:
------------------------------------------------------------------------------------------------------------
(in millions)                                                                   Cost             Fair Value
------------------------------------------------------------------------------------------------------------

1 year to 5 years                                                                $ 2                  $ 2
5 years to 10 years                                                                3                    3
Due after 10 years                                                                24                   25
------------------------------------------------------------------------------------------------------------
                                                                                 $29                  $30
------------------------------------------------------------------------------------------------------------